Exhibit 4.2

FLORIDIAN FINANCIAL GROUP, INC.

2008 Stock Option Plan

SECTION 1.	BACKGROUND AND PURPOSE

          The name of this Plan is the Floridian Financial Group, Inc. 2008 Stock Option Plan. The purpose of this Plan is to promote the interests of Floridian and its Subsidiaries through grants to Employees, Directors, and Consultants of Options to purchase Stock, in order (1) to attract and retain Employees, Directors, and Consultants, (2) to provide an additional incentive to Option recipients to work to increase the value of Stock and (3) to provide Option recipients with a stake in the future of Floridian which corresponds to the stake of each of Floridian’s shareholders.

SECTION 2.	DEFINITIONS

          Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

          2.1        Assumed Plans - collectively means all stock option plans assumed by Floridian after the effective date of this Plan in connection with any acquisition by Floridian of any entity after the effective date of this Plan.

          2.2.       Board - means the Board of Directors of Floridian.

          2.3.       Change in Control - means a change in control of Floridian of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control,” provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of Floridian or any successor of Floridian; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of Floridian approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Floridian shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of Floridian) or any dissolution or liquidation of Floridian or any sale or the disposition of 50% or more of the assets or business of Floridian; or (iv) the shareholders of Floridian approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of Floridian immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.3 (iv) (A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Floridian common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.3(iv) (A) of the beneficially owned shares of the successor or survivor corporation and the number described in 2.3(iv) (B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Floridian by the persons described in Section 2.2(iv) (A) immediately before the consummation of such transaction.

          2.4.       Code - means the Internal Revenue Code of 1986, as amended.

          2.5.       Committee - means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and each of whom shall be (or be treated as) an “outside director” for purposes of Section 162(m) of the Code.

          2.6.       Consultant - means any person engaged by the Company or any Subsidiary to render services to such entity as an advisor or consultant.

          2.7.       Director - means a member of the Board, or a director of any Subsidiary of Floridian.

          2.8.       Employee - means a select employee of Floridian or any Subsidiary whose performance is, in the judgment of the Board acting in its absolute discretion, directly or indirectly material to the success of Floridian or such Subsidiary.

          2.9.       Exchange Act - means the Securities Exchange Act of 1934, as amended.

          2.10.     Fair Market Value - means (1) the closing price on any date for a share of Stock as reported by the Nasdaq National Market quotation system (or under any successor quotation system) or, if Stock is not quoted on the Nasdaq National Market, under the quotation system under which such closing price is reported or, if the Nasdaq National Market no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with Section 2.8(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price, (3) the price which the Committee acting in good faith determines that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. If the closing price for a share of Stock is misquoted or omitted by the applicable publication, the Committee shall directly solicit the information from officials of the stock exchange or from other informed independent market sources.

          2.11      Floridian - means Floridian Financial Group, Inc., a Florida corporation, and any successor to such corporation.

          2.12.     ISO - means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Section 422 of the Code.

          2.13.     NQO - means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Section 422 of the Code.

          2.14.     Option - means an ISO or a NQO.

          2.15     Optionee - means the recipient of an Option under this Plan.

          2.16.     Option Agreement - means the written agreement or instrument which sets forth the terms of an Option granted to an Employee, Director or Consultant under this Plan.

          2.17.     Option Price - means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

          2.18      Plan - means this Floridian Financial Group, Inc. 2008 Stock Plan, as amended from time to time.

          2.19.     Predecessor Plan - collectively means the Floridian Financial Group, Inc.’s Officers’ and Employees’ Stock Option Plan and Floridian Financial Group, Inc.’s Directors’ Stock Option Plan as in effect on the effective date of this Plan and as thereafter amended.

          2.20.     Rule 16b-3 -means the exemption under Rule 16b-3 to Section 16 (b) of the Exchange Act or any successor to such rule.

          2.21      Stock - means the Common Stock of Floridian.

          2.22      Subsidiary - means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of Floridian except a corporation which has subsidiary corporation status under Section 424(f) of the Code exclusively as a result of Floridian or a Floridian subsidiary holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.

SECTION 3.	SHARES RESERVED UNDER PLAN

          3. 1.      Shares. There shall (subject to Section 10) be reserved for issuance under this Plan (a) an amount of shares of Stock equal to 20% of the number of shares of Stock outstanding from time to time, less (b) the number of shares of Stock which would remain available for issuance under the Predecessor Plan if shares were issued on the effective date of this Plan sufficient to satisfy all grants then outstanding under the Predecessor Plan, less (c) the number of shares of Stock which are issuable under all Assumed Plans to satisfy all grants outstanding under the Assumed Plans, plus (d) the number of shares of Stock subject to grants under the Predecessor Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after such effective date in accordance with the terms of such grants, plus (e) the number of shares of Stock subject to grants under all Assumed Plans and which are forfeited or expire in accordance with the terms of such grants. Provided, however, only the shares of Stock described in the last sentence of this Section 3.1 (a) shall be issued in connection with the exercise of ISOs and nothing in this Plan shall affect any grants under the Predecessor Plan which are outstanding on the effective date of this Plan or any grants under Assumed Plans until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants. Subject to adjustment pursuant Section 10, the maximum aggregate number of shares of Stock which may be issued under this Plan pursuant to ISOs shall be 1,250,000.

          3.2        Source of Shares. The shares of Stock described in Section 3.1 shall be reserved to the extent that Floridian deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by Floridian. The surrender right in an Option shall reduce the number of shares available for issuance under this Plan only to the extent of the shares of Stock, if any, actually issued upon such exercise. Finally, if the Option Price of an Option is paid in whole or in part in shares of Stock, such shares thereafter shall be treated the same as any other shares of Stock available for issuance under this Plan.

           3.3.       Use of Proceeds. The proceeds which Floridian receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Floridian.

          3.4.       Predecessor Plan. No grants shall be made under the Predecessor Plan on or after the date this Plan becomes effective.

SECTION 4.	EFFECTIVE DATE

          This Plan shall be effective on the later of (a) the date the shareholders of Floridian (acting at a duly called meeting of such shareholders) approve the adoption of this Plan, and (b) the date of the closing by Floridian in 2008 of an offering by Floridian of shares of Stock for at least $25 million of offering proceeds.

SECTION 5.	COMMITTEE

          This Plan shall be administered by the Committee. Subject to the provisions of this Plan (including Sections 10, 11, and 12), the Committee shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make factual determinations relating to Plan grants and correct mistakes in Option, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. Such actions of the Committee shall be binding on Floridian, on each affected Employee, Director, or Consultant and on each other person directly or indirectly affected by such action. The Committee may delegate such powers and duties, whether ministerial or discretionary, as the Committee may deem appropriate, including, but not limited to, authorizing the Committee’s delegate to execute agreements evidencing the grant of Options or other documents on the Committee’s behalf.

SECTION 6.	ELIGIBILITY

          Employees, Directors and Consultants shall be eligible for the grant of Options under this Plan. However, only Employees shall be eligible for grants of ISOs.

SECTION 7.	OPTIONS

          7.1.       Options. The Committee acting in its absolute discretion shall have the right to grant Options to Employees, Directors and Consultants under this Plan from time to time to purchase shares of Stock, and Options may be granted for any reason the Committee deems appropriate under the circumstances, including in lieu of compensation otherwise payable in cash. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO, whether such Option shall become fully vested upon a Change of Control, and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan.

          7.2.       $100,000 Limit. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and incentive stock options granted to such Employee under any other stock option plan adopted by Floridian, or a Subsidiary which first become exercisable in any calendar year (which begins on or after January 1, 2008) shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code. Notwithstanding the foregoing, the $100,000 limit in this Section 7.2 shall be adjusted to the extent such amount is amended under Section 422(d) of the Code.

          7.3.       Share Limitations. An Employee may not be granted in any calendar year Options which in the aggregate relate to more than such amount of shares of Stock as the Board shall determine.

          7.4.       Option Price and Exercise Period.

          (a)         Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 10 of this Plan, the Committee shall not take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options, but may take such action with regard to NQOs with the approval of Floridian’s shareholders.

          (b)        Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or the status of an individual as a Director has terminated for any reason whatsoever, including death or disability.

          7.5.       Method of Exercise.

          (a)         Committee Rules. An Option may be exercised as provided in this Section 7.5 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

          (b)        Notice and Payment. An Option shall be exercised by delivering to Floridian’s President and Chief Executive Officer or his delegate during the period in which such Option is exercisable, (1) written notice of exercise in, a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

          (1)        in cash, electronic funds transfer or a check acceptable to the Committee;

          (2)        in Stock which has been held by the Employee, Director or Consultant for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

          (3)        through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

          (4)        in any combination of the methods described in this Section 7.5 (b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

          (c)         Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

          7.6.       Nontransferability. Except to the extent the Committee deems permissible under Section 422(b) of the Code and Rule 16b-3 and consistent with the best interests of Floridian, an Option granted under this Plan shall not be transferable by an Employee, Director or Consultant, other than by will or by the laws of descent and distribution. Any such Option grant under this Plan shall be exercisable during an Employee’s, Director’s or Consultant’s lifetime, as the case may be, only by the Employee, the Director, or Consultant provided that in the event an Employee, Director or Consultant, is incapacitated and unable to exercise such Employee’s, Director’s or Consultant’s Option, such Employee’s, Director’s or Consultant‘s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s, Director’s or Consultant’s Option, in accordance with the provisions of the Plan and the applicable Option Agreement. The person or persons to whom an Option is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Employee, Director or Consultant under this Plan.

SECTION 8.	SECURITIES REGISTRATION

          Each Option Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option, the Option holder shall, if so requested by Floridian, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Floridian, shall deliver to Floridian a written statement satisfactory to Floridian to that effect. As for Stock issued pursuant to this Plan, Floridian may at its expense take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Option holder under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Option holder; however, Floridian shall have no obligation whatsoever to take any such action or to take any action in connection with the transfer, resale or other disposition of such Stock by an Employee.

SECTION 9.	LIFE OF PLAN

 No Option shall be granted under this Plan on or after the earlier of

          (1)         the tenth anniversary of the effective date of this Plan, in which event this Plan otherwise thereafter, shall continue in effect until all outstanding Options have been exercised in full or no longer are exercisable, or

          (2)        the date on which all of the Stock reserved under Section 3 of this Plan has as a result of the exercise of all Options been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

SECTION 10.	ADJUSTMENT

          10.1.     Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 3.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options granted under this Plan and the Option Price of such Options shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Floridian, if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Floridian by reason of any recapitalization, reclassification, stock split up, combination of shares, stock dividend, or similar corporate transaction.

          10.2.     Mergers. The Board as part of any corporate transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan and the grant limitations described in Section 7.3 of this Plan. Furthermore, the Board as part of any corporate transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares subject to Option grants previously made under this Plan and the related Option Price for each such Option, and, further, shall have the right (in any manner which the Board in its discretion deems consistent with Code Section 424(a) and without regard to the grant limitations described in Section 7.3 of this Plan) to make Option grants to effect the assumption of, or the substitution for option right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such option rights grants. If Floridian will not remain in existence or in the event of a Change in Control, the Committee may (i) declare that all Options shall terminate 30 days after the Committee gives written notice to all Optionees of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Optionees that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which holders of the number of shares subject to such Options would have been entitled, or (iii) some combination of (i) and (ii). All determinations by the Committee as to the terms of the foregoing adjustments in this Section shall be conclusive and binding.

          10.3.     Fractional Shares. If any adjustment under this Section 10 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 10 by the Board shall be conclusive and binding on all affected persons.

SECTION 11.	AMENDMENT OR TERMINATION

          This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment with regard to ISOs shall be inconsistent with Code Section 422 and no such amendment shall be made absent the approval of the shareholders of Floridian to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3 or any applicable NASD rule. The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time. The Board or the Committee shall have the right to modify, amend or cancel (retroactively or prospectively) any Option granted before such suspension or termination if (1) the Option holder consents in writing to such modification, amendment or cancellation (except that in no case can Options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award) or (2) there is a dissolution or liquidation of Floridian or a transaction described in Section 10 of this Plan. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options granted under this Plan prior to the date of such suspension or termination.

SECTION 12.	MISCELLANEOUS

          12.1.     Shareholder Rights. No Option holder shall have any rights as a shareholder of Floridian as a result of the grant of an Option under this Plan or his or her exercise of such Option pending the actual delivery of the Stock subject to such Option to such Option holder.

          12.2.     No Contract of Employment or Director Status. The grant of an Option to an Option holder under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee, Director or Consultant and shall not confer on an Option holder any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option.

          12.3.     Share Retention Guidelines. Shares of Stock acquired by an Employee under this Plan upon the exercise of an Option may be subject to share retention guidelines established by Floridian.

          12.4.     Withholding. The exercise of any Option granted under this Plan shall constitute an Option holder’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal and state tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise. The Committee also shall have the right to provide in an Option Agreement that an Option holder may elect to satisfy minimum federal and state tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

          12.5      Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to any Optionee. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Floridian without the consent of the Optionee).

12.6    Construction.

          (a)         Governing Law. This Plan shall be construed under the laws of the State of Florida (excluding its choice-of-law rules) to the extent not superseded by federal law.

          (b)        Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Any provision of this Plan inconsistent with Code Section 422 shall not apply to an ISO.

          (c)         Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, the terms of the Plan shall prevail.